Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-148222 and 333-148223 on Form S-8 of EAU Technologies, Inc. of our report dated April 15, 2014 (which includes an emphasis paragraph related to an uncertainty about the Company’s ability to continue as a going concern), relating to our audit of the financial statements which appear in this Annual Report on Form 10-K of EAU Technologies, Inc. for the year ended December 31, 2013.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
April 15, 2014